EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in (1) the Registration Statement on Form S-8, File No. 333-43837, (2) the Registration Statement on Form S-8, File No. 333-43839, (3) the Registration Statement on Form S-8, File No. 333-72939, (4) the Registration Statement on the Form S-3, File No. 333-81037 and (5) the Registration Statement on Form S-8, File No. 333-102701 of our report dated February 13, 2003 on our audit of the consolidated financial statements of Siebert Financial Corp. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 included in this Annual Report on Form 10-K. In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement on Form S-3.

Eisner LLP

New York, New York
March 28, 2003